Exhibit 99.1

First Western Reports Fourth Quarter 2021 Financial Results

Fourth Quarter 2021 Summary

●	Completed acquisition of Teton Financial Services on December 31, 2021
●	Total assets of $2.53 billion in Q4 2021, up 21.7% from Q3 2021 and up 28.1% from Q4 2020
●	Quarter-over-quarter growth in total loans held for investment of $350.8 million, increase of $252.3 million contributed through acquisition, $98.5 remaining net loan growth
●	Tangible book value per common share(1) increased 5.4% from $18.85 as of Q3 2021 to $19.87 as of Q4 2021, and was up 20.9% from $16.44 as of Q4 2020
●	Net income available to common shareholders of $1.9 million in Q4 2021, compared to $6.4 million in Q3 2021 and $4.9 million in Q4 2020
●	Diluted EPS of $0.23 in Q4 2021, compared to $0.78 in Q3 2021 and $0.61 in Q4 2020
●	Excluding $3.7 million in acquisition-related expense, adjusted net income available to common shareholders(1) of $4.8 million, or $0.57 per diluted share(1), in Q4 2021
●	Gross revenue(1) of $23.4 million in Q4 2021, compared to $25.3 million in Q3 2021 and $23.4 million in Q4 2020

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Denver, Colo., January 27, 2022 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the fourth quarter ended December 31, 2021.

Net income available to common shareholders was $1.9 million, or $0.23 per diluted share, for the fourth quarter of 2021, which included $3.7 million in acquisition-related expenses with a $0.8 million tax impact that impacted diluted earnings per share by $0.34. This compares to $6.4 million, or $0.78 per diluted share, for the third quarter of 2021, and $4.9 million, or $0.61 per diluted share, for the fourth quarter of 2020.

Scott C. Wylie, CEO of First Western, commented, “We continued to generate exceptional organic balance sheet growth in the fourth quarter driven by the strong commercial banking platform that we have built over the past two years and the growing contribution of new offices and bankers we have added. We had a record quarter of loan production, which resulted in increases in most of our portfolios. Our strong loan growth enabled us to begin redeploying our excess liquidity into higher yielding earning assets.

“We are very pleased that we were able to complete our acquisition of Teton Financial Services in just over five months after announcing the transaction. At the time of the deal announcement, we expected a tangible book value dilution earn back period of approximately half a year. In fact, upon closing, the transaction was immediately accretive to tangible book value, further enhancing the attractive economics of this acquisition.

“We believe we are well positioned to deliver a strong year of balance sheet and earnings growth in 2022. Given the economic strength of our markets, improving loan demand, and the productivity of our commercial banking group, we expect to deliver another year of strong organic loan growth. We will also benefit from the accretive impact of the Teton acquisition as we fully realize the cost savings from the transaction over the course of the year. As we continue to scale the business, we believe that we will drive improved efficiencies and a higher level of earnings, while also investing to support future growth through the addition of new banking talent, opening new offices in attractive markets, and continuing to execute on accretive M&A transactions that can further enhance the value of our franchise,” said Mr. Wylie.

As previously announced, the Company acquired Teton Financial Services and its wholly owned subsidiary, Rocky Mountain Bank, effective December 31, 2021. The fair value of assets acquired was $431.9 million, which included $252.3 million in loans, $6.6 million in goodwill, and $1.3 million in core deposit intangibles. The fair value of total liabilities assumed was $380.5 million, which included $379.2 million in deposits. The reported results include provisional estimates of the accounting for the acquisition of Teton which are subject to revision in future periods when the application of purchase accounting is finalized.

	For the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2020
Earnings Summary
Net interest income	$14,387	$14,846	$13,457
Less: provision for loan losses	812	406	695
Total non-interest income	9,542	10,495	9,954
Total non-interest expense	20,530	16,469	15,614
Income before income taxes	2,587	8,466	7,102
Income tax expense	670	2,049	2,228
Net income available to common shareholders	1,917	6,417	4,874
Adjusted net income available to common shareholders(1)	4,776	6,669	4,979
Basic earnings per common share	0.24	0.80	0.61
Adjusted basic earnings per common share(1)	0.59	0.84	0.63
Diluted earnings per common share	0.23	0.78	0.61
Adjusted diluted earnings per common share(1)	0.57	0.81	0.62

Return on average assets (annualized)	0.37%	1.27%	0.99%
Adjusted return on average assets (annualized)(1)	0.91	1.32	1.01
Return on average shareholders' equity (annualized)	4.28	14.88	12.62
Adjusted return on average shareholders' equity (annualized)(1)	10.66	15.46	12.90
Return on tangible common equity (annualized)(1)	4.10	17.01	14.92
Adjusted return on tangible common equity (annualized)(1)	10.21	17.68	15.24
Net interest margin	2.92	3.14	3.07
Efficiency ratio(1)	71.80	63.66	65.96

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Fourth Quarter 2021

Revenue

Gross revenue (1) was $23.4 million for the fourth quarter of 2021, a decrease of 7.5% from $25.3 million for the third quarter of 2021, due primarily to a $2.0 million decrease in net gain on mortgage loans. Relative to the fourth quarter of 2020, gross revenue remained flat with a small increase of 0.1%.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the fourth quarter of 2021 was $14.4 million, a decrease of 3.1% from $14.8 million in the third quarter of 2021. The decrease in net interest income was driven by a $0.4 million reduction in PPP fee income, a $0.4 million reduction in accretion income on acquired loans, off-set by an increase in net interest income due primarily to the increase in average interest-earning assets.

Relative to the fourth quarter of 2020, net interest income increased 6.9% from $13.5 million. The year-over-year increase in net interest income was due primarily to the increase in average interest-earning assets driven by a $131.0 million increase in loans and a $83.7 million increase in interest-bearing deposits in other financial institutions.

Net Interest Margin

Net interest margin for the fourth quarter of 2021 decreased to 2.92% from 3.14% in the third quarter of 2021, primarily due to three factors that positively impacted the third quarter margin. The third quarter of 2021 had higher PPP fee income by $0.4 million, higher accretion income on acquired loans by $0.4 million, and higher interest recovery of non-performing loans by $0.2 million. These items positively impacted net interest margin by 22 bps in the third quarter of 2021, compared to a positive impact of 3 bps in the fourth quarter of 2021.

The cost of interest-bearing deposits decreased slightly to 0.27% in the fourth quarter of 2021, from 0.29% in the third quarter of 2021 and the yield on interest-earning assets decreased to 3.20% in the fourth quarter of 2021, from 3.42% in the third quarter of 2021. The decrease during the period was primarily due to the reduction in interest income caused by lower yields and higher liquidity.

Relative to the fourth quarter of 2020, the net interest margin decreased from 3.07%, primarily due to higher accretion income on acquired loans of $0.7 million and PPP fee income of $0.3 million in the fourth quarter of 2020. These items positively impacted net interest margin by 25 bps in the fourth quarter of 2020.

Non-interest Income

Non-interest income for the fourth quarter of 2021 was $9.5 million, a decrease of 9.1% from $10.5 million in the third quarter of 2021. This was primarily due to a $2.0 million decrease in gain on mortgage loans, partially offset by a $0.5 million net gain on equity interests recognized in the fourth quarter and a $0.4 million increase in risk management and insurance fees.

Relative to the fourth quarter of 2020, non-interest income decreased 4.1% from $10.0 million. The decrease was primarily due to lower mortgage segment activity, partially offset by higher trust and investment management fees.

Non-interest Expense

Non-interest expense for the fourth quarter of 2021 was $20.5 million, an increase of 24.7% from the third quarter of 2021 at $16.5 million. This was primarily due to $3.7 million in acquisition-related costs incurred as a result of the Teton acquisition. The remaining increase is primarily due to increased salaries and employee benefits primarily relating to an increased bonus accrual commensurate with the increased production and revenues in the wealth management segment.

The impact of the mergers and acquisition activity is as follows:

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share data)	2021	2021	2020(2)
Adjusted Net Income Available to Common Shareholders(1)
Net income available to common shareholders	$1,917	$6,417	$4,874
Plus: acquisition related expenses
Salaries and employee benefits	547	—	10
Occupancy and equipment	—	—	108
Professional services	713	332	26
Data processing	2,428	—	9
Other	8	—	—
Less: income tax impact	837	80	48
Adjusted net income available to shareholders(1)	$4,776	$6,669	$4,979

Adjusted Diluted Earnings Per Share(1)
Diluted earnings per share	$0.23	$0.78	$0.61
Plus: acquisition related expenses net of income tax impact	0.34	0.03	0.01
Adjusted diluted earnings per share(1)	$0.57	$0.81	$0.62

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Merger and acquisition expenses in Q4 2020 relate to the Simmons branch acquisition

Relative to the fourth quarter of 2020, non-interest expense increased by 31.5% from $15.6 million. Excluding the $3.7 million in acquisition costs recognized during the fourth quarter of 2021, non-interest expense increased by 7.8%. The increase is primarily due to increased salaries and employee benefits primarily relating to an increased commission and bonus accruals commensurate with the increased production and revenues in the wealth management segment.

The Company’s efficiency ratio(1) was 71.8% in the fourth quarter of 2021, compared with 63.7% in the third quarter of 2021 and 66.0% in the fourth quarter of 2020.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $0.7 million for the fourth quarter of 2021, representing an effective tax rate of 25.9%, compared to 24.2% for the third quarter of 2021. The increase in effective tax rate in the fourth quarter of 2021 was primarily attributable to accrued acquisition costs as of December 31, 2021.

Loans

Total loans held for investment were $1.95 billion as of December 31, 2021, an increase of 21.9% from $1.60 billion as of September 30, 2021, and an increase of 27.4% from $1.53 billion as of December 31, 2020. The increase in total loans held for investment from September 30, 2021 was attributable to the Teton acquisition, which increased our total loan portfolio by $252.3 million, and remaining net loan growth of $98.5 million. The increase in total loans held for investment from December 31, 2020 was attributable to the Teton acquisition and remaining net loan growth of $167.7 million. Excluding PPP loans and acquired loans, total loans held for investment were $1.55 billion as of December 31, 2021, an increase of $129.4 million, or 9.1%, from the end of the prior quarter and an increase of $276.5 million, or 21.7%, from December 31, 2020.

PPP loans were $46.8 million as of December 31, 2021, a net decrease of 24.4% from $61.9 million as of September 30, 2021 and 67.2% from $142.9 million as of December 30, 2020, which includes the addition of $6.7 million in PPP loans acquired from Teton Financial Services. As of December 31, 2021, there were $0.7 million remaining in net fees to be recognized upon forgiveness or repayment of PPP loans.

Deposits

Total deposits were $2.21 billion as of December 31, 2021, compared to $1.78 billion as of September 30, 2021, and $1.62 billion as of December 31, 2020. The increase in total deposits from September 30, 2021 was related to $379.2 million in deposits added through the Teton acquisition and $44.2 million in remaining net growth. The increase in total deposits from December 31, 2020 was related to the deposits added through the Teton acquisition and $206.6 million in remaining net growth.

Average total deposits for the fourth quarter of 2021 increased $81.7 million, or 19.0% annualized, from the third quarter of 2021 and increased $227.2 million, or 14.4%, from the fourth quarter of 2020. The quarter-over-quarter increase in average deposits was primarily attributable to organic growth in non-interest bearing and interest checking accounts. The year-over-year increase in average deposits was primarily attributable to organic growth in non-interest bearing and money market accounts.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $38.6 million as of December 31, 2021, a decrease of $19.9 million from $58.6 million as of September 30, 2021, and a decrease of $110.9 million from $149.6 million as of December 31, 2020. The decrease from December 31, 2020 and from September 30, 2021 is attributable to the participation in the Paycheck Protection Program Loan Facility (“PPPLF”) from the Federal Reserve. Borrowing from this facility is expected to trend in the same direction as the balances of the PPP loans and the resulting net decrease in PPP loans drove the decrease to the PPPLF balance. As of December 31, 2021, the PPPLF had advances of $23.6 million compared to PPP loan balance of $46.8 million.

Assets Under Management

Total assets under management (“AUM”) increased by $445.9 million during the fourth quarter to $7.35 billion as of December 31, 2021, compared to $6.91 billion as of September 30, 2021, and $6.26 billion as of December 31, 2020. The increase was primarily attributable to the Teton Financial Services acquisition and improving market conditions resulting in an increase in the value of assets under management balances, as well as contributions to existing accounts and new accounts.

Credit Quality

Non-performing assets totaled $4.3 million, or 0.17% of total assets, as of December 31, 2021, compared to $4.4 million, or 0.21% of total assets, as of September 30, 2021 and $4.3 million, or 0.22% of total assets, as of December 31, 2020. The decrease in non-performing assets from the prior quarter was primarily due to continued pay downs of non-performing loan balances.

The Company recorded a provision of $0.8 million in the fourth quarter of 2021, compared to a provision of $0.7 million in the fourth quarter of 2020. The Company recorded a provision for loan losses of $0.4 million in the third quarter of 2021. The provision recorded in the fourth quarter represented general provisioning consistent with growth of the loan portfolio and the resulting allowance for loan loss is representative of continued strong credit quality in the portfolio.

Capital

As of December 31, 2021, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of December 31, 2021, the Bank was classified as “well capitalized,” as summarized in the following table:

December 31,
2021
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.54%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.54
Total capital to risk-weighted assets	13.54
Tier 1 capital to average assets	9.31

Bank Capital
Tier 1 capital to risk-weighted assets	11.40
CET1 to risk-weighted assets	11.40
Total capital to risk-weighted assets	12.19
Tier 1 capital to average assets	10.05

Book value per common share increased 6.3% from $21.88 as of September 30, 2021 to $23.25 as of December 31, 2021, and was up 19.3% from $19.49 as of December 31, 2020.

Tangible book value per common share (1) increased 5.4% from $18.85 as of September 30, 2021 to $19.87 as of December 31, 2021, and was up 20.9% from $16.44 as of December 31, 2020.

The Company did not repurchase any shares of its common stock prior to the expiration of the stock repurchase program in the fourth quarter of 2021.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, January 28, 2022. The call can be accessed via telephone at 877-405-1628. A recorded replay will be accessible through February 4, 2022 by dialing 855-859-2056; passcode 3639994.

A slide presentation relating to the fourth quarter 2021 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance for Loan Losses to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Basic Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2021 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share amounts)	2021	2021	2020
Interest and dividend income:
Loans, including fees	$15,398	$15,861	$14,656
Investment securities	225	180	186
Interest-bearing deposits in other financial institutions	109	105	100
Total interest and dividend income	15,732	16,146	14,942

Interest expense:
Deposits	813	829	1,015
Other borrowed funds	532	471	470
Total interest expense	1,345	1,300	1,485
Net interest income	14,387	14,846	13,457
Less: provision for loan losses	812	406	695
Net interest income, after provision for loan losses	13,575	14,440	12,762

Non-interest income:
Trust and investment management fees	5,197	5,167	4,868
Net gain on mortgage loans	2,470	4,480	4,318
Bank fees	622	458	391
Risk management and insurance fees	676	300	287
Income on company-owned life insurance	88	90	90
Net gain on equity interests	489	—	—
Total non-interest income	9,542	10,495	9,954
Total income before non-interest expense	23,117	24,935	22,716

Non-interest expense:
Salaries and employee benefits	11,013	10,229	9,401
Occupancy and equipment	1,588	1,550	1,435
Professional services	2,164	1,660	1,493
Technology and information systems	916	945	1,041
Data processing	3,307	912	1,078
Marketing	497	397	415
Amortization of other intangible assets	4	5	4
Provision on other real estate owned	—	—	76
Other	1,041	771	671
Total non-interest expense	20,530	16,469	15,614
Income before income taxes	2,587	8,466	7,102
Income tax expense	670	2,049	2,228
Net income available to common shareholders	$1,917	$6,417	$4,874
Earnings per common share:
Basic	$0.24	$0.80	$0.61
Diluted	0.23	0.78	0.61

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2021	2021	2020
ASSETS
Cash and cash equivalents:
Cash and due from banks	$6,487	$2,829	$2,405
Federal funds sold	1,491	—	—
Interest-bearing deposits in other financial institutions	379,005	307,406	153,584
Total cash and cash equivalents	386,983	310,235	155,989

Available-for-sale securities, at fair value	56,211	32,233	36,666
Correspondent bank stock, at cost	2,584	1,772	2,552
Mortgage loans held for sale	30,620	51,309	161,843
Loans, net of allowance of $13,732, $12,964 and $12,539	1,935,405	1,590,086	1,520,294
Premises and equipment, net	23,976	6,344	5,320
Accrued interest receivable	7,151	6,306	6,618
Accounts receivable	5,267	5,500	4,865
Other receivables	1,949	1,553	1,422
Other real estate owned, net	—	—	194
Goodwill and other intangible assets, net	31,902	24,246	24,258
Deferred tax assets, net	6,845	5,926	6,056
Company-owned life insurance	15,803	15,715	15,449
Other assets	22,678	25,047	32,129
Assets held for sale	115	—	—
Total assets	$2,527,489	$2,076,272	$1,973,655

LIABILITIES
Deposits:
Noninterest-bearing	$636,304	$596,635	$481,457
Interest-bearing	1,569,399	1,185,664	1,138,453
Total deposits	2,205,703	1,782,299	1,619,910
Borrowings:
FHLB and Federal Reserve borrowings	38,629	58,564	149,563
Subordinated notes	39,031	39,010	24,291
Accrued interest payable	355	357	453
Other liabilities	24,730	20,913	24,476
Total liabilities	2,308,448	1,901,143	1,818,693

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	219,041	175,129	154,962
Total liabilities and shareholders’ equity	$2,527,489	$2,076,272	$1,973,655

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	December 31,	September 30,	December 31,
(Dollars in thousands)	2021	2021	2020
Loan Portfolio
Cash, Securities and Other(1)	$295,948	$293,837	$357,020
Construction and Development	178,716	132,141	131,111
1-4 Family Residential	580,872	502,439	455,038
Non-Owner Occupied CRE	482,622	358,369	281,943
Owner Occupied CRE	212,426	167,638	163,042
Commercial and Industrial	203,584	148,959	146,031
Total loans held for investment	1,954,168	1,603,383	1,534,185
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net	(5,031)	(333)	(1,352)
Gross loans	$1,949,137	$1,603,050	$1,532,833
Mortgage loans held for sale	$30,620	$51,309	$161,843

Deposit Portfolio
Money market deposit accounts	$1,056,669	$905,196	$847,430
Time deposits	170,491	137,015	172,682
Negotiable order of withdrawal accounts	309,940	137,833	113,052
Savings accounts	32,299	5,620	5,289
Total interest-bearing deposits	1,569,399	1,185,664	1,138,453
Noninterest-bearing accounts	636,304	596,635	481,457
Total deposits	$2,205,703	$1,782,299	$1,619,910

(1) Includes PPP loans of $46.8 million as of December 31, 2021, $61.9 million as of September 30, 2021, and $142.9 million as of December 31, 2020.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2021	2021	2020
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$277,915	$266,614	$194,179
Federal funds sold	1,491	—	—
Available-for-sale securities	36,001	29,130	37,512
Loans	1,653,919	1,592,800	1,522,947
Interest-earning assets	1,969,326	1,888,544	1,754,638
Mortgage loans held for sale	39,112	54,717	120,554
Total interest-earning assets, plus mortgage loans held for sale	2,008,438	1,943,261	1,875,192
Allowance for loan losses	(13,224)	(12,740)	(12,077)
Noninterest-earning assets	96,333	92,901	103,961
Total assets	$2,091,547	$2,023,422	$1,967,076

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,195,986	$1,160,433	$1,094,317
FHLB and Federal Reserve borrowings	49,115	81,307	192,448
Subordinated notes	39,017	29,236	18,443
Total interest-bearing liabilities	1,284,118	1,270,976	1,305,208
Noninterest-bearing liabilities:
Noninterest-bearing deposits	608,693	562,569	483,115
Other liabilities	19,566	17,359	24,311
Total noninterest-bearing liabilities	628,259	579,928	507,426
Total shareholders’ equity	179,170	172,518	154,442
Total liabilities and shareholders’ equity	$2,091,547	$2,023,422	$1,967,076

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	0.16%	0.16%	0.21%
Available-for-sale securities	2.50	2.47	1.98
Loans	3.72	3.98	3.85
Interest-earning assets	3.20	3.42	3.41
Mortgage loans held for sale	3.14	2.97	2.88
Total interest-earning assets, plus mortgage loans held for sale	3.19	3.41	3.37
Interest-bearing deposits	0.27	0.29	0.37
FHLB and Federal Reserve borrowings	0.45	0.40	0.42
Subordinated notes	4.89	5.32	5.86
Total interest-bearing liabilities	0.42	0.41	0.46
Net interest margin	2.92	3.14	3.07
Net interest rate spread	2.78	3.01	2.95

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Asset Quality
Non-performing loans	$4,327	$4,358	$4,058
Non-performing assets	4,327	4,358	4,252
Net charge-offs/(recoveries)	44	(6)	1
Non-performing loans to total loans	0.22%	0.27%	0.26%
Non-performing assets to total assets	0.17	0.21	0.22
Allowance for loan losses to non-performing loans	317.36	297.48	308.99
Allowance for loan losses to total loans	0.70	0.81	0.82
Allowance for loan losses to bank originated loans excluding PPP(1)	0.88	0.91	0.98
Net charge-offs to average loans(2)	0.00	0.00	0.00

Assets Under Management	$7,351,840	$6,905,935	$6,255,336

Market Data
Book value per share at period end	$23.25	$21.88	$19.49
Tangible book value per common share(1)	19.87	18.85	16.44
Weighted average outstanding shares, basic	8,043,469	7,979,869	7,930,854
Weighted average outstanding shares, diluted	8,370,998	8,246,353	8,015,780
Shares outstanding at period end	9,419,271	8,002,874	7,951,773

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.54%	10.66%	9.96%
CET1 to risk-weighted assets	10.54	10.66	9.96
Total capital to risk-weighted assets	13.54	14.37	12.80
Tier 1 capital to average assets	9.31	7.86	7.45

Bank Capital
Tier 1 capital to risk-weighted assets	11.40%	11.02%	10.22%
CET1 to risk-weighted assets	11.40	11.02	10.22
Total capital to risk-weighted assets	12.19	11.96	11.20
Tier 1 capital to average assets	10.05	8.11	7.62

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Value results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Tangible Common
Total shareholders' equity	$219,041	$175,129	$154,962
Less: goodwill and other intangibles, net	31,902	24,246	24,258
Tangible common equity	$187,139	$150,883	$130,704

Common shares outstanding, end of period	9,419,271	8,002,874	7,951,773
Tangible common book value per share	$19.87	$18.85	$16.44

Net income available to common shareholders	$1,917	$6,417	$4,874
Return on tangible common equity (annualized)	4.10%	17.01%	14.92%

Efficiency
Non-interest expense	$20,530	$16,469	$15,614
Less: amortization	4	5	4
Less: acquisition related expenses	3,696	332	153
Less: provision on other real estate owned	—	—	76
Plus: gain on sale of LA fixed income team	—	—	(62)
Adjusted non-interest expense	$16,830	$16,132	$15,443

Net interest income	$14,387	$14,846	$13,457
Non-interest income	9,542	10,495	9,954
Less: net gain on equity interests	489	—	—
Total income	$23,440	$25,341	$23,411
Efficiency ratio	71.80%	63.66%	65.96%

Gross Revenue
Total income before non-interest expense	$23,117	$24,935	$22,716
Less: net gain on equity interests	489	—	—
Plus: provision for loan losses	812	406	695
Gross revenue	$23,440	$25,341	$23,411

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$1,954,168	$1,603,383	$1,534,185
Less: loans acquired	360,661	117,465	127,233
Less: bank originated PPP loans	40,062	61,838	130,019
Bank originated loans excluding PPP	$1,553,445	$1,424,080	$1,276,933

Allowance for loan losses	$13,732	$12,964	$12,539
Allowance for loan losses to bank originated loans excluding PPP	0.88%	0.91%	0.98%

(1)	Represents only the intangible portion of Assets held for sale.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share data)	2021	2021	2020
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$1,917	$6,417	$4,874
Plus: acquisition related expenses	3,696	332	153
Less: income tax impact	837	80	48
Adjusted net income available to shareholders	$4,776	$6,669	$4,979

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.24	$0.80	$0.61
Plus: acquisition related expenses net of income tax impact	0.35	0.04	0.02
Adjusted basic earnings per share	$0.59	$0.84	$0.63

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.23	$0.78	$0.61
Plus: acquisition related expenses net of income tax impact	0.34	0.03	0.01
Adjusted diluted earnings per share	$0.57	$0.81	$0.62

Adjusted Return on Average Assets (annualized)
Return on average assets	0.37%	1.27%	0.99%
Plus: acquisition related expenses net of income tax impact	0.54	0.05	0.02
Adjusted return on average assets	0.91%	1.32%	1.01%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	4.28%	14.88%	12.62%
Plus: acquisition related expenses net of income tax impact	6.38	0.58	0.28
Adjusted return on average shareholders' equity	10.66%	15.46%	12.90%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	4.10%	17.01%	14.92%
Plus: acquisition related expenses net of income tax impact	6.11	0.67	0.32
Adjusted return on tangible common equity	10.21%	17.68%	15.24%